Exhibit 99.1

Contacts:
Ligand Pharmaceuticals Incorporated John L. Higgins, President and CEO Erika Luib, Investor Relations (858) 550-7896	LHA Don Markley dmarkley@lhai.com (310) 691-7100

Ligand Pharmaceuticals Announces Third Quarter Results

Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO (November 8, 2011) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) (the “Company” or “Ligand”) today announced financial results for the three and nine months ended September 30, 2011 and provided a business update.

“We are positioned for a strong close to what has been a very momentous year for our Company. GlaxoSmithKline has posted significant sales growth with Promacta® in recent quarters, and they just announced important Phase III data for the drug in patients with hepatitis C. In addition, Onyx Pharmaceuticals remains positive about the prospects for FDA approval of carfilzomib next year,” said John Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. “In addition to these programs, many others are advancing toward potential revenue generation for Ligand. In the past quarter, we announced new licensing transactions with Chiva Pharmaceuticals for Fablyn® and with Sage Pharmaceuticals for a platform Captisol® partnership for a broad range of central nervous system (CNS) conditions.”

Third Quarter Results

Total revenues from continuing operations for the three months ended September 30, 2011 were $5.7 million, compared with $7.8 million for the same period in 2010. The decline was due primarily to lower one-time collaboration revenues and milestones payments, partially offset by higher royalties and material sales of Captisol.

Cost of goods sold was $0.7 million for the third quarter of 2011. Other operating costs and expenses from continuing operations for the third quarter of 2011 were $8.9 million, including a $2.3 million write-off of in-process research and development for discontinued programs; this compares with $23.9 million for the third quarter of 2010, including $15.9 million of lease exit and termination costs. Research and development expenses declined by $2.5 million, compared with the third quarter of 2010, primarily due to the termination of the Company’s remaining collaboration agreements and the closing of its New Jersey facility. General and administrative expenses increased by $1.0 million, compared with the third quarter of 2010, primarily due to increased non-cash compensation expenses as well as additional costs associated with the acquisition of CyDex Pharmaceuticals, Inc.

The net loss for the third quarter of 2011 was $3.9 million, or $0.20 per share, compared with a net loss of $11.8 million, or $0.60 per share, for the comparable 2010 quarter.

As of September 30, 2011, Ligand had cash, cash equivalents, short-term investments and restricted investments of $13.6 million.

Year-to-Date Results

Total revenues for the nine months ended September 30, 2011 were $17.1 million, compared with $19.6 million for the first nine months of 2010. Cost of goods sold was $2.9 million for the first nine months of 2011. Other operating costs and expenses for the first nine months of 2011 were $22.0 million including $7.0 of non-cash expenses, compared with $44.2 million for the first nine months of 2010.

Net income for the first nine months of 2011 was $4.7 million, or $0.24 per diluted share, compared with a net loss of $14.9 million, or $0.76 per share, for the first nine months of 2010. Net income for the nine months ended September 30, 2011 includes a $13.6 million income tax benefit.

2011 Operating and Financial Forecast

For the full year, Ligand now expects total revenues to be approximately $26 million and operating expenses excluding one-time charges, to be between $25 million and $26 million. Included in this guidance are approximately $1.3 million of non-cash revenue and $6.0 million of non-cash expense items. Previous 2011 guidance was for total revenues to be between $22 million and $24 million, and operating expenses to be between $23 million and $24 million.

Revenue for the fourth quarter is projected to be approximately $9.0 million, cost of goods sold is projected to be approximately $1.5 million and operating expenses are projected to be between $5.0 million and $6.0 million. Ligand expects its operations to be profitable and cash-flow positive for the fourth quarter.

The company currently expects to finish 2011 with more than $15 million in cash, cash-equivalents, short-term and restricted investments.

Third Quarter and Recent Partner Highlights

•

Ligand collaborator GlaxoSmithKline released data from the Promacta (eltrombopag) Phase III ENABLE trials in patients with hepatitis C-related thrombocytopenia. The data, presented by Dr. Nezam Afdhal at the American Association for the Study of Liver Diseases (AASLD) Annual Meeting in San Francisco on Monday, September 7, showed that both trials successfully met their primary endpoint of sustained viral response (SVR) with statistical significance. Full data analysis is ongoing and will be presented at an upcoming scientific conference.

•

Ligand hosted a panel discussion following the AASLD meeting to review the ENABLE data with two ENABLE Principal Investigators and prominent thought leaders in the areas of hepatology and thrombocytopenia; Drs. Nezam Afdhal M.D. (Chief of Hepatology, Beth Israel Deaconess Medical Center) and Edoardo Giannini M.D. (University of Genoa, Italy). A transcript of the event will be available on the Ligand website as of November 9 (please visit www.ligand.com).

•	Ligand partner Onyx Pharmaceuticals announced submission of the carfilzomib New Drug Application (NDA) in September. Onyx is seeking accelerated approval for carfilzomib in 2012.

•	Ligand entered into a global licensing agreement with Chiva Pharmaceuticals for Fablyn

(lasofoxifene), a selective estrogen receptor modulator (SERM) that was approved in the European Union (EU) in 2009 for the treatment of osteoporosis in post-menopausal women at increased risk of fracture.

•	Ligand and Sage Pharmaceuticals entered into a platform Captisol license agreement to support development of Sage’s novel therapeutics for the treatment of CNS disorders.

•	Ligand earned a $500,000 milestone payment from a high-profile pharmaceutical company for an undisclosed Captisol-enabled® program.

•

Ligand partner Pfizer presented new Phase III safety data for Aprela (bazedoxifene + PREMARIN®) for the treatment of menopausal symptoms at the 22nd annual meeting of the North American Menopause Society (NAMS) in September in Washington, D.C.

•

Ligand announced data from preclinical studies on its Interleukin-1 Receptor Associated Kinase-4 (IRAK4) program in an oral presentation at the 2011 Annual Scientific Meeting of the American College of Rheumatology and the Association of Rheumatology Health Professionals (ACR/ARHP) in November in Chicago.

•	Ligand partner Merck received orphan designation for dinaciclib for the treatment of chronic lymphocytic leukemia.

•

Ligand partner Celgene received orphan designation for tanzisertib (CC-930) for the treatment of idiopathic pulmonary fibrosis. In addition, tanzisertib received a positive opinion for orphan drug status from the EU Committee for Orphan Medicinal Products (COMP).

•	Ligand partner Chiva Pharmaceuticals was recognized as one of the “Most Promising” presenting companies by the BioBay Investor Forum in China.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until December 8, 2011 at 5:30 p.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. The account number is 361 and the passcode is 381311. Individual investors can access the Webcast through Ligand’s web site at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model that is based upon the concept of developing or acquiring royalty revenue generating assets and coupling them to a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets, and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies address the unmet medical needs of patients for a broad spectrum of diseases including hepatitis, muscle wasting, Alzheimer’s disease, dyslipidemia, diabetes, anemia, COPD, asthma, rheumatoid arthritis and osteoporosis. Ligand’s Captisol platform technology is a patent protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world’s leading pharmaceutical companies including GlaxoSmithKline, Merck, Pfizer, Baxter International, Bristol-Myers Squibb, Celgene, Onyx Pharmaceuticals, Lundbeck Inc. and The Medicines Company. Please visit www.captisol.com for more information on Captisol. For more information on Ligand, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, we may not be profitable or cash-flow positive before the end of 2011 or thereafter, we may not receive expected revenue from material sales of Captisol, expected royalties on partnered products or from research and development milestones may not be received, and we and our partners may not be able to timely or successfully advance any product(s) in Ligand’s internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2011 or beyond, that Ligand will deliver strong cash flow over the long-term, that Ligand’s 2011 revenues will be at the levels or be broken down as currently anticipated or that Captisol sales will be sufficiently strong, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, or that there will be a market for the product(s) if successfully developed and approved. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand’s ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand’s product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to Pfizer or Eisai in connection with the sales of the Avinza and oncology product lines. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

[Tables to follow]

LIGAND PHARMACEUTICALS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Royalties	$2,431	$1,774	$6,597	$5,337
Material sales	1,679	—	5,713	—
Collaborative research and development and other revenues	1,631	6,028	4,791	14,261

Total revenues	5,741	7,802	17,101	19,598

Operating costs and expenses:
Cost of goods sold	703	—	2,851	—
Research and development	2,471	4,935	7,693	18,912
General and administrative	4,112	3,074	12,146	9,363
Write-off of in process R&D	2,282	—	2,282	—
Lease exit and termination costs	(2)	15,894	(168)	15,942

Total operating costs and expenses	9,566	23,903	24,804	44,217

Amortization of deferred gain on sale leaseback	426	426	1,277	1,277

Loss from operations	(3,399)	(15,675)	(6,426)	(23,342)

Other income (expense), net	(485)	4,239	(2,523)	9,526
Income tax benefit (expense)	(22)	(419)	13,620	(1,318)

Income (loss) from continuing operations	(3,906)	(11,855)	4,671	(15,134)
Discontinued operations, net of taxes	—	12	3	258

Net income (loss)	$(3,906)	$(11,843)	$4,674	$(14,876)

Basic and diluted per share amounts:
Income (loss) from continuing operations	$(0.20)	$(0.60)	$0.24	$(0.77)
Discontinued operations	0.00	0.00	0.00	0.01

Net income (loss)	$(0.20)	$(0.60)	$0.24	$(0.76)

Weighted average number of common Shares - basic	19,673,160	19,629,693	19,648,947	19,607,087

Weighted average number of common Shares - diluted	19,673,160	19,629,693	19,686,353	19,607,087

LIGAND PHARMACEUTICALS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$12,251	$22,697
Accounts receivable, net	1,719	993
Inventory	1,960	—
Other current assets	2,857	5,295
Current portion of co-promote termination asset	8,030	8,034

Total current assets	26,817	37,019
Restricted cash and investments	1,341	1,341
Property and equipment, net	678	559
Goodwill and other identifiable intangible assets	72,237	12,951
Long-term portion of co-promote termination asset	20,616	22,851
Other assets	777	838

	$122,466	$75,559

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$23,998	$24,177
Current portion of deferred gain	426	1,277
Current portion of co-promote termination liability	8,030	8,034
Bank line of credit	10,000	—

Total current liabilities	42,454	33,488
Long-term portion of co-promote termination liability	20,616	22,851
Long-term portion of deferred revenue	1,291	2,546
Long-term debt	20,200	—
Other long-term liabilities	27,194	13,179

Total liabilities	111,755	72,064
Common stock subject to conditional redemption	8,344	8,344
Stockholders’ equity	2,367	(4,849)

	$122,466	$75,559